Exhibit 99.1

Arcadia Biosciences, Inc.

Unaudited Pro Forma Condensed Consolidated Financial Information as of September 30, 2020, and December 31, 2019

The following unaudited pro forma condensed consolidated financial information (“pro forma financial information”) is disclosed to show the effect on the historical condensed consolidated financial statements of Arcadia Biosciences, Inc. (the “Company”) of the sale of 100% of the Company’s membership interests in its Argentine soy joint venture Verdeca, LLC (“Verdeca”). Complete pro forma condensed consolidated financial statements are not presented due to the limited scope of Verdeca operations from its inception to the date of sale. All impacted line items on the unaudited historical condensed consolidated statements of operations and comprehensive loss and the balance sheet are disclosed pro forma here below.

The unaudited pro forma financial information for the periods presented is for illustrative and informational purposes only and is not intended to represent, or be indicative of, what the Company’s financial position or results of operations would have been, as if the sale had been completed on the date noted below. The pro forma results should be read in conjunction with the condensed consolidated financial statements and notes thereto in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and the Quarterly Report on Form 10-Q for the period ended September 30, 2020.

The unaudited historical condensed consolidated statement of operations and comprehensive loss pro forma financial results disclosed are for the nine months ended September 30, 2020 and year ended December 31, 2019. The unaudited historical condensed consolidated balance sheet pro forma balances disclosed is as of September 30, 2020. All financial information presented assumes the Verdeca sale was completed on December 31, 2018.

Pro forma condensed consolidated statement of operations and comprehensive loss (unaudited)

The Company’s pro forma selling, general and administrative expenses for the nine months ended September 30, 2020, excluding Verdeca operations, would have been $11.6 million versus $11.7 million, a decrease of $100,000. The Company’s selling, general and administrative expenses for the year ended December 31, 2019, excluding Verdeca operations, would have been $13.5 million versus $13.6 million, a decrease of $100,000.

The Company’s pro forma research and development expenses for the nine months ended September 30, 2020, excluding Verdeca operations, would have been $5.4 million versus $6.0 million, a decrease of $600,000. The Company’s research and development expenses for the year ended December 31, 2019, excluding Verdeca operations, would have been $5.6 million versus $7.1 million, a decrease of $1.5 million.

The Company’s pro forma net loss attributable to common shareholders for the nine months ended September 30, 2020, excluding Verdeca operations, would have been $12.9 million versus $13.6 million, a decrease of $700,000. The Company’s net loss attributable to common shareholders for the year ended December 31, 2019, excluding Verdeca operations, would have been $27.2 million versus $28.8 million, a decrease of $1.6 million.

Pro forma condensed consolidated balance sheet (unaudited)

The Company’s pro forma net inventory balance as of September 30, 2020, excluding Verdeca, would have been $8.0 million versus $9.4 million, a decrease of $1.4 million. The Company’s prepaid expenses and other current assets balance as of September 30, 2020, excluding Verdeca, would have been $1.1 million versus $1.2 million, a decrease of $100,000.

The Company’s pro forma accounts payable and accrued expenses balance as of September 30, 2020, excluding Verdeca, would have been $6.2 million versus $6.7 million, a decrease of $500,000.

The Company’s pro forma accumulated deficit as of September 30, 2020, excluding Verdeca, would have been $218.4 million versus $220.7 million, a decrease of $2.3 million.